    As filed with the Securities and Exchange Commission on April 17, 1998
                                                     Registration No. 333-11551

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -----------------

                        POST-EFFECTIVE AMENDMENT NO. 2
                                 ON FORM S-3
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              -----------------

                           PACIFIC BIOMETRICS, INC.
                (Name of Small Business Issuer in its Charter)

   Delaware                        8731                         93-1211114
(State or other              (Primary Standard               (I.R.S. Employer
jurisdiction of                 Industrial                  Identification No.)
incorporation or           Classification Number)
 organization)
                              -----------------

                                                   Paul G. Kanan, President
      PACIFIC BIOMETRICS, INC.                      Pacific Biometrics, Inc.
        1370 Reynolds Avenue                          1370 Reynolds Avenue
          Irvine, CA 92614                               Irvine, CA 92614
           (714) 263-9933                                 (714) 263-9933
 (Name, address and telephone number                    (Name, address and
 of principal executive offices and                      telephone number
    principal place of business)                       of agent for service)
                              -----------------

                                   Copy to:

                            Neil S. Belloff, Esq.
                              Proskauer Rose LLP
                                1585 Broadway
                           New York, New York 10036
                                (212) 969-3000
                              -----------------

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                              -----------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



--------------------------------------------------------------------------------

                            PACIFIC BIOMETRICS, INC.
                              CROSS REFERENCE SHEET


             Form S-3 Item Number Caption                                    Location in Prospectus
-------------------------------------------------------       -------------------------------------------------------

1.     Forepart of the Registration Statement and             Outside Front Cover Page
       Outside Front Cover Page of Prospectus

2.     Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover
       Prospectus

3.     Summary Information, Risk Factors and Ratio of         Prospectus Summary; Risk Factors
       Earnings to Fixed Charges

4.     Use of Proceeds                                        Use of Proceeds

5.     Determination of Offering Price                        Plan of Distribution

6.     Dilution                                               Dilution

7.     Selling Security Holders                               Not Applicable

8.     Plan of Distribution                                   Cover Page; Plan of Distribution

9.     Description of Securities to be Registered             Description of Securities; Plan of Distribution

10.    Interests of Named Experts and Counsel                 Legal Matters; Experts

11.    Material Changes                                       The Company

12.    Incorporation of Certain Information by                Incorporation of Certain Documents by reference
       Reference

13.    Disclosure of Commission Position on                   Commission Position on Indemnification
       Indemnification for Securities Act Liabilities

PROSPECTUS


                            Pacific Biometrics, Inc.
                          1,700,000 Redeemable Warrants

                           ------------------------


         This prospectus relates to the Redeemable Warrants (the "Warrants") of Pacific Biometrics, Inc., a Delaware corporation (the "Company"), issued in connection with the Company's initial public offering of its securities in October 1996. Each Warrant entitled the registered holder thereof to purchase, at any time until January 31, 1998 (the "Expiration Date"), one share of common stock, par value $.01 per share (the "Common Stock"), at an exercise price of $12.00, subject to adjustment. In December 1997, the Company agreed to extend the Expiration Date to June 30, 1998. The Warrants are redeemable by the Company under certain conditions, at a redemption price of $.10 per Warrant, upon at least thirty days prior written notice. See "Description of Securities--Warrants."


         The Common Stock and Warrants are each quoted on the National Association of Securities Dealers Automated Quotation ("Nasdaq") Small Cap Market under the symbols "PBMI" and "PBMIW", respectively. On April 16, 1998, the closing bid and last sale price of the Common Stock and Warrants were $3.375 and $3.375 and $0.1875 and $0.1875, respectively.


                           ------------------------


    THESE ARE SPECULATIVE SECURITIES AND AN INVESTMENT IN THESE SECURITIES
     INVOLVES A HIGH DEGREE OF RISK, IS SUBJECT TO SUBSTANTIAL DILUTION,
          AND ONLY THOSE WHO CAN BEAR THE RISK OF THE ENTIRE LOSS OF
                     THEIR INVESTMENT SHOULD PARTICIPATE.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                           ------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                                 April 17, 1998

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Information with respect to the operation of the Commission's public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains the Company's Registration Statement and other information filed electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. The Company furnishes its stockholders with annual reports containing audited financial statements examined by the Company's independent public accountants and makes available its quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. The Company's Web site address is http://www.pacbio.com.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in the Company's periodic reports filed with the Commission and incorporated herein by reference thereto. All references to the "Company" contained herein refer to the Company and its wholly-owned subsidiaries, unless the context otherwise requires.

                                   THE COMPANY


General


         The Company develops diagnostic and laboratory products and provides laboratory services in the fields of cardiovascular disease and osteoporosis laboratory testing. The Company's strategy is to focus on the development of cost-effective, non-invasive diagnostic tests and improved laboratory techniques in order to achieve early diagnosis, prevention, and therapeutic monitoring. The Company plans to (i) finalize development and commercialize a patented skin patch product that measures bone loss markers in human perspiration (the "Osteopatch(TM)"); (ii) expand its specialty reference laboratory business; and
(iii) evaluate the feasibility of non-invasive glucose testing using SalivaSac(R), its patented saliva collection device.


         Bone diseases and disorders, including osteoporosis, are a significant health problem worldwide. An estimated 25 million Americans, and more than 75 million persons worldwide, suffer from osteoporosis. Although the National Osteoporosis Foundation estimates that the costs associated with osteoporosis exceed $10 billion annually in the U.S., medical intervention usually occurs only after symptoms such as pain or fractures appear and when treatment is generally too late to be effective. The Company believes that over fifty new therapeutic products are under development and that the osteoporosis therapeutic market, currently estimated at $2 billion annually, will grow significantly. Thus, there is a need for diagnostic tools and assessments that will identify those at risk, allow for early treatment and enhance the physician's ability to monitor the effectiveness of such treatment.

         The Company's specialty reference laboratory has developed an expertise in the emerging field of osteoporosis laboratory assessments through its work with diagnostic manufacturers of assays(1) for bone markers (i.e., Ostex International, Inc. ("Ostex") and Metra BioSystems, Inc. ("Metra")), in addition to pharmaceutical manufacturers of drugs that prevent bone loss (i.e., Merck & Co., Inc. ("Merck") and The Procter & Gamble Company ("Procter & Gamble")). This work has helped to establish the Company as a leader in its understanding of biochemical markers for bone formation and bone resorption (loss).


----------
(1) A system by which the amount of a biological substance is measured; includes, e.g., immunoassays, the measurement of a substance from its interaction with a specific antibody.

         As a result of its work in this field, the Company has recognized the need for a reliable, cost-effective diagnostic tool that would screen and monitor individuals that are rapidly losing bone and those at risk of osteoporosis. The Company has licensed technology for a transdermal(2) collection device, the Osteopatch(TM), and obtained exclusive rights to antibodies for the detection of bone loss markers in perspiration. These technologies provide the Company with the opportunity to develop a unique diagnostic tool, coupled with a laboratory analytical service, which should prove to be a useful indicator of bone loss. The Osteopatch(TM) product development effort is the Company's primary focus at this time.


Recent Developments



         In February 1998, the Company announced that it had completed all 510(k) pre-market notification filings for a test to measure an indicator of bone resorption using the Company's proprietary skin patch system. Osteopatch(TM) is the first application of the Company's skin patch system. The

Osteopatch(TM) system consists of a patented transdermal sweat collection device, proprietary assays for the detection of biochemical markers of bone loss(3) in sweat, and a proprietary method for laboratory analysis. A combined total of over 200 patients at 14 facilities were evaluated in the clinical utility study used to support the Company's 510(k) notifications application with the U.S. Food and Drug Administration (the "FDA") submitted on February 9, 1998. According to the FDA's office of Device Evaluation Annual Report, during 1995, the average 510(k) review time was approximately six months. The preceding statements regarding the Company's FDA submission involves risks and uncertainties. There can be no assurance that the Company's 510(k) notifications will be accepted or that the review process will be completed in a timely manner, either of which events could have a material adverse effect on the Company.



         Osteoporosis is one of the fastest growing and debilitating diseases affecting the aging population today. New ways of preventing, diagnosing and managing the disease are urgently needed. The disease is characterized by low bone mass and deterioration of bone structure that can lead to bone fracture. According to the National Osteoporosis Foundation (the "NOF"), 28 million people in the U.S. are at risk of osteoporosis, which figure is projected to grow to 41 million by the year 2015. Additionally, the NOF estimates that the U.S.
spends approximately $14 billion annually on osteoporosis related fractures.



         In December 1997, the Company executed a definitive agreement with Sudormed, Inc.("Sudormed"), which provides the Company an exclusive worldwide license to all medical


----------
(2) Movement of substances from blood across the skin (dermis), chiefly in sweat; transdermal also refers to the movement of substances from the surface of the skin to the underlying tissues and blood.

(3) Certain specific molecules produced from the degradation of bone proteins, which are delivered to blood and then to urine and sweat; the amount of the bone molecules measured in these fluids in a specified interval is related to the amount of bone degraded or lost in that time.

diagnostic applications of Sudormed's skin patch technology. In addition, the license allows for the development of all other potential applications of such technology, except for those relating to alcohol and drugs of abuse. Sudormed is the licensor of the skin patch technology for the application of measuring bone loss markers in sweat which is the basis for the Company's Osteopatch(TM) system.




         In exchange for the rights described above, the Company will pay Sudormed approximately $3 million over a fifteen month period plus an ongoing royalty payment based on the amount of sales of products developed under this license. Such payments include a lump-sum payment of $1.6 million in December 1998. Through this license, the Company believes that it will be able to expand the use of the skin patch technology, thereby broadening its platform technology, building on its research expertise from the Osteopatch(TM) development, and strengthening its position in the non-invasive testing marketplace.


         In addition to its work in osteoporosis, the Company's reference laboratory is recognized as a leader in the fields of laboratory method verification, technical consulting, clinical trials and reference materials for cholesterol measurements and related risk factors for coronary heart disease. The Company, through an affiliated foundation, is one of twelve Centers for Disease Control ("CDC") reference network laboratories for the standardization of cholesterol testing. The Company intends to expand the marketing of its specialty laboratory services to pharmaceutical and diagnostic clients in its areas of expertise. In addition, through the development and commercialization of the Osteopatch(TM), the Company will expand its business opportunities into clinical laboratory analysis of bone markers. The Company anticipates that its laboratory facilities will be positioned to capture a significant portion of the analysis revenues which will be associated with the Osteopatch(TM) product.

         Saliva is a useful body fluid for diagnostic purposes but is difficult to handle in the laboratory because it contains mucopolysaccharides(4), particulate matter, blood contamination, enzymes(5) and other large molecules. These substances tend to complicate the processing of saliva, which must be frozen or centrifuged, and often interfere with sensitive assays used to measure analytes(6) of medical interest. The Company has a patented saliva collection and processing device called the SalivaSac(R). The SalivaSac(R) is a small device consisting of a semipermeable outer membrane and containing a small quantity of a substance such as salt or sugar that acts as an

----------
(4) Large proteins which are decorated with several long chained polysaccharides (chains of sugars); such molecules are common in saliva and account for its viscous, sticky nature.

(5)      Proteins whose function is to degrade other biological molecules.

(6) A chemistry term denoting a biological substance or drug that is measured to indicate some physiological or health state; e.g., glucose is the analyte of interest in monitoring treatment of diabetics.

osmotic driver.(7) When the device is placed in the mouth it rapidly fills with saliva that is filtered as it passes through the semipermeable membrane.(8) The resulting fluid is clear, easy to use, and does not contain interfering substances. Based on preliminary studies conducted by the Company and others, this product has numerous potential applications including therapeutic drug monitoring, detection of drugs of abuse, measurement of hormones and analytes of infectious disease.

         The Company is also researching applications of this technology for diabetes. While previous attempts by others to correlate saliva glucose with blood glucose have been unsuccessful, the Company has had encouraging preliminary results using the SalivaSac(R) device as it appears to exclude substances that interfere with accurate glucose measurements.

         In addition to developing applications for the SalivaSac(R), the Company will seek to license the SalivaSac(R) to others for applications in markets that the Company does not intend to serve itself. The Company does not believe that any products developed using SalivaSac(R) will be available for regulatory approval or test marketing prior to the end of fiscal 1998.


         In December 1997, the Company entered into a Technical Development and License Agreement with ActiMed Laboratories, Inc. ("ActiMed"). This agreement provides the Company with exclusive worldwide rights to ActiMed's patented analyte detection technology in the field of saliva glucose testing. This technology will be combined with the Company's patented SalivaSac(R) technology to develop a saliva glucose testing system, with applications in screening for and monitoring of diabetes.



         In addition to, and in consideration of, receiving rights to ActiMed's proprietary technology for non-invasive saliva glucose testing, the Company has entered into a development program with ActiMed for the purpose of developing two potential products. The Company will fund the development based on a mutually agreed budget by ActiMed and the Company. One potential product, a screening product, is intended to detect diabetes in the general population using a saliva sample in a single use, disposable, non-instrumented device which incorporates the Company's SalivaSac(R) technology and ActiMed's thin film and dye technology. A second potential product, incorporating the same technologies plus a hand held meter, is intended to produce detailed quantitative measurements of glucose levels to enable diabetics to monitor glucose levels throughout the day. This collaboration will start in the third quarter of fiscal 1998. The Company will pay ActiMed a royalty based on future sales of products developed under this arrangement.


----------
(7) A substance (usually a sugar or a salt) that, when dissolved, establishes an osmotic gradient. An osmotic gradient is a physical situation in which one side of a membrane has a high concentration of salt or sugar, and the other side has a smaller concentration. As a consequence, water flows from the low concentration side to the high side. In this way, small molecules and water can be carried through a semipermeable membrane.

(8) A membrane that is permeable to (can be penetrated by) water and small molecules, but not large molecules; such a membrane is thus capable of filtering larger molecules from smaller ones.

There can be no assurance, however, that either of these products will be successfully developed, or if developed, will be approved for use by the FDA, achieve market acceptance or contribute significantly to the Company's revenues or profits.



         The Company also acquired the rights to a sample preparation device which it markets under the name SPINPRO(R). SPINPRO(R) simplifies and improves the methods used for performing certain tests in the laboratory. By reducing the number of manual steps involved in the testing process, the laboratory can save labor costs and achieve more consistent and accurate results. The first application of this device is for the testing of HDL cholesterol. SPINPRO(R) is distributed by Sigma Diagnostics ("Sigma"), a division of Sigma Chemical Co., a major distributor of diagnostic reagents and products, to laboratories in the U.S. and Europe. The Company was required to make a minimum royalty payment in June 1996 under the SPINPRO(R) license agreement in order to maintain exclusivity of the technology. The Company elected not to make such payment and believes that the loss of exclusivity, of which the Company has not yet been notified, will not have a material adverse effect on the business or prospects of the Company.


         During fiscal 1997, the Company received notification of the termination of its manufacturing agreement relating to the manufacture of the SPINPRO(R) product. As a result of this termination, the Company has reimbursed the manufacturer for the value of molds and production equipment. As of December 31, 1997, the remaining inventory, molds and production equipment, had been relocated to a storage facility. The Company is currently evaluating its alternatives for continuing production of the SPINPRO(R) product.



         Production of SPINPRO(R) units is currently suspended as a result of the termination of a manufacturing agreement with the Company's prior supplier of the SPINPRO(R) product. The expected relocation of SPINPRO(R) manufacturing may further delay production while new manufacturing and supply arrangements are negotiated, however, such disruptions are not anticipated to have a material effect on the Company's operations or financial condition, since SPINPRO(R) revenues have not been material to date.



         On September 26, 1997 the Company received from the former manufacturer of SPINPRO(R) a demand for arbitration in connection with alleged breaches of the contract relating to the manufacture of SPINPRO(R). The Company does not believe that the claims have any merit and believes that the ultimate outcome of this proceeding will not have a material impact on the Company. The Company is vigorously contesting such claims and has filed counterclaims against the former manufacturer. The Company has also filed for arbitration against a former vendor relating to SPINPRO(R), seeking damages for alleged breach of contract with respect to the manufacture of molds for SPINPRO(R) parts.



         In August 1997, the Company announced an agreement with Segix Italia, S.p.A. ("Segix") for a market and technical evaluation of the Company's Osteopatch(TM) diagnostic system for the Italian market. At the end of the evaluation period (May 1998), Segix has the option to exercise an exclusive long term supply and distribution agreement with the Company for the Italian market. Exercise of Segix's option to execute the supply and distribution agreement will give the Company access to the Italian market through Segix's 70 person direct sales force.

         On February 20, 1998, the Company consummated the sale of 925,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") with an institutional investor for an aggregate purchase price of $1,850,000. In addition, the Company granted such institutional investor an option (the "Option") to purchase an additional 625,000 shares of Preferred Stock until May 20, 1998 for a purchase price of $1,250,000. The Preferred Stock is convertible into shares of the Company's Common Stock at the option of the holder at any time on a one-for-one basis, subject to adjustment for stock splits, dividends and the like. The Preferred Stock provides for a cumulative cash dividend payable quarterly in arrears at an annual rate of 8%. The Company has the right to force conversion of the Preferred Stock in the event the price per share of the Common Stock is $8.00 or more for twenty consecutive trading days. The Company has agreed to use commercially reasonable efforts to effect the registration of the Common Stock into which the Preferred Stock is convertible no later than August 18, 1998. The holders of the Preferred Stock, as a class, have the right to designate one director to the Board of Directors of the Company. The holder of the Preferred Stock has designated Terry Giles, a current Board member, as its nominee to the Board. Other than acting in his capacity as legal counsel, Mr. Giles has no affiliation with the current holder of the Preferred Stock. The Company will use the proceeds of the sale of the Preferred Stock and exercise of the Option, if any, to ensure timely payment of the Company's obligations to Sudormed with respect to the licensing by the Company of the patch technology for all applications other than drugs of abuse, and for general working capital purposes.



         On March 18, 1998, the Company and its subsidiaries entered into a Loan and Security Agreement (the "Loan and Security Agreement") relating to a $1 million term loan (the "Loan") with Silicon Valley Bank (the "Bank"). The Company can draw loan advances through March 6, 1999, after which the Loan (plus accrued interest) will be repaid in forty-eight (48) equal monthly installments through March 6, 2003. The Loan bears interest at the per annum rate of one percent over the prime rate announced by the Bank. The Loan is collateralized by substantially all of the Company's presently existing and hereafter acquired assets including, but not limited to, the Company's goods, equipment, inventory, contract rights, general intangibles and accounts (the "Collateral"). The Company is required to maintain adequate insurance covering the Collateral and is required to deliver to the Bank certain financial statements and other reports. Moreover, the Company must comply with certain minimum financial standards and ratios, including a minimum stated net worth and a liquidity coverage ratio, and other non-financial restrictions. Upon any event of default, as defined in the Loan, the Bank may declare all outstanding Loan advances and all accrued interest thereon immediately due and payable, and may also claim, recover and sell the Collateral.



         In connection with the Loan, the Company granted the Bank a warrant (the "Bank Warrant") to purchase 15,094 shares of the Company's Common Stock until March 6, 2003 for an exercise price of $3.3125 per share (which was the market price per share of the Company's Common Stock on the date of the grant determined using a five day average price per share). In lieu of exercising the Bank Warrant, the Bank may convert the Bank Warrant pursuant to a cashless exercise feature, in whole or in part, into a number of shares of the Company's Common Stock determined by dividing the difference between the exercise price and the then current fair market value of the Company's Common Stock by the then current fair market value of such Common Stock and multiplying the result by the number of Bank Warrants exercised. The

Company is required to provide notice to the Bank before conducting certain activities affecting the Company's Common Stockholders including, the declaration of any dividend, the offer of additional shares for subscription pro rata to stockholders, the reclassification or recapitalization of the Company's Common Stock, and the merger or consolidation of the Company. The Company will use the proceeds of the Loan and exercise of the Bank Warrants, if any, to finance a portion of the Company's recent acquisition from Sudormed of the rights to a proprietary skin patch technology.



         The Company owns or is the exclusive licensee of rights under thirteen issued U.S. patents and four pending U.S. patents with respect to the Company's Osteopatch(TM) system, Sudormed's skin patch technology and the Company's SalivaSac(R) technology.


                             THE MERGER TRANSACTIONS


         The Company conducts its business through its wholly-owned subsidiaries, Pacific Biometrics, Inc., a Washington corporation ("PBI-WA") and BioQuant, Inc., a Michigan corporation ("BioQuant"). On June 28, 1996, the Company completed the mergers (the "Mergers") whereby BioQuant and PBI-WA became wholly-owned subsidiaries of the Company in separate stock-for-stock exchange transactions. In January 1995, Pacific Biometrics, Inc., a Washington corporation ("Old PBI") and Merchant House Scientific, Inc. ("MHS") were merged into PBI/MHS Consolidation Corporation, a Washington corporation ("PBI/MHS"), which subsequently changed its name to Pacific Biometrics, Inc. The Company believes that the synergies among PBI-WA and BioQuant, through the technical expertise and research capabilities of their respective personnel, will expedite current development of the Osteopatch(TM) product and the development of SalivaSac(R) diagnostic applications, completion of clinical trials of these devices and receipt of FDA approval of these devices and their applications. Additionally, the Company anticipates that its laboratory facilities will be positioned to capture a significant portion of the analysis revenues which will be associated with the Osteopatch(TM) product.

         The Company's principal executive office is located at 1370 Reynolds Avenue, Suite 119, Irvine, California 92614. The telephone number is (714) 263-9933.

                                  THE OFFERING

Securities Offered...................................     1,700,000 Warrants to purchase an aggregate of 1,700,000
                                                          shares of Common Stock.

Terms of Warrants....................................     Each Warrant is exercisable at any time until January
                                                          31, 1998, which Expiration Date has been extended by the
                                                          Company to June 30, 1998 and entitles the holder thereof
                                                          to purchase one share of Common Stock at an exercise
                                                          price of $12.00 per share (subject to adjustment in the

                                                          event of any stock splits or other similar events).  The
                                                          Warrants are redeemable by the Company under certain
                                                          conditions, upon at least 30 days prior written notice,
                                                          at $.10 per Warrant. See "Description of Securities--
                                                          Redeemable Warrants."

Common Stock Outstanding
  Prior to Exercise of Warrants(1)...................     3,709,671 Shares

Common Stock Outstanding
  After Exercise of Warrants(2)......................     5,409,671 Shares


Use of Proceeds......................................     The Company intends to apply the proceeds, if any,
                                                          received from the exercise of Warrants to working
                                                          capital for general corporate purposes and continued
                                                          implementation of the Company's business plan.  See "Use
                                                          of Proceeds."

Nasdaq Small Cap Market
  Symbols(3):

  Common Stock.......................................     "PBMI"

  Warrants...........................................     "PBMIW"

Risk Factors.........................................     Investment in the Common Stock and Warrants involves a
                                                          high degree of risk and substantial dilution.  See "Risk
                                                          Factors" and "Dilution."

----------------------

(1) Does not include Common Stock issuable upon exercise of outstanding options and warrants to purchase shares of Common Stock, reserved for issuance under the Company's stock option plan, or shares of Common Stock issuable upon conversion of outstanding Preferred Stock.


(2) Assumes issuance of 1,700,000 shares of Common Stock upon exercise of the Warrants offered hereby. See "Plan of Distribution."

(3) A Nasdaq listing does not provide any assurance that an active trading market will be maintained.

                                  RISK FACTORS

         An investment in the securities offered hereby is highly speculative and subject to a high degree of risk, and only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following factors in analyzing this Offering.


         1. History of Losses; Uncertainty of Future Profitability. The Company has incurred significant operating losses since inception. The consolidated net loss for the fiscal year ended June 30, 1997 was approximately $1,577,000 and for the six month period ended December 31, 1997 was approximately $1,565,000. The Company's accumulated deficit at December 31, 1997 was approximately $13,300,000, including one-time charges of an aggregate of approximately $6,802,000. The one-time charges are related to amortization of goodwill and purchased research and development, in connection with the Company's mergers with BioQuant and PBI-WA. No assurance can be given that the net loss and accumulated deficit will not continue to increase or that the Company will ever achieve profitable operations. The Company has not had an extensive operating history and revenues to date have been limited. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to the competitive and regulatory environment in which the Company operates and marketing problems and additional costs and expenses that may exceed current estimates. Potential investors should be aware of the difficulties normally encountered by new enterprises and the high rate of failure associated with such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, delays and competition encountered in connection with the development of a business in the biotechnology industry.



         The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in significant operating losses for at least the next eighteen months. Revenues, if any, that the Company may receive in the next eighteen months will be limited to revenues received from the Company's laboratory operations, payments under research or product development relationships and payments under license agreements which may be established and revenues received in connection with the Osteopatch(TM) product upon approval by the FDA. There can be no assurance, however, that the Company will be able to establish any such relationships or enter into any such license agreements or that the FDA will approve the Osteopatch(TM) product. The Company's ability to achieve profitability depends upon its ability to successfully complete, either alone or with others, development of its potential medical diagnostic products, conduct clinical trials, obtain required regulatory approvals, and manufacture and market its products or enter into license agreements, on acceptable terms. In the event that the Company enters into any future license agreements, such license agreements may adversely affect the Company's profit margins on its potential products. The Company may never achieve significant revenue or profitable operations.

         2. Early Stage of Development; Regulatory and Technological Uncertainties. The Company is at an early stage of development. Except for revenues from its laboratory, all of the Company's potential products are currently in research and development, and no revenues have been generated to date. A significant portion of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the Company's research programs and the development of potential medical diagnostic products emanating therefrom. There can be no assurance that the Company will be able to develop a commercial product from these projects. The Company currently has three potential products under development. In connection with the Osteopatch(TM), human clinical trials have been completed and a 510(k) application had been submitted to the FDA on February 9, 1998. The other two products are being developed for use with the SalivaSac(R) technology and technology acquired from ActiMed with regard to glucose screening and measurement for possible applications for diabetes related products. While the Company believes that the results attained to date in such studies relating to SalivaSac(R) support further research and development of these potential products, such results are not necessarily indicative of results that will be obtained in human clinical trials or that will ultimately be accepted by the FDA.



         The potential medical diagnostic products currently under development and other potential applications of the Company's technology currently under examination by the Company may require significant additional research and development and preclinical testing and will require extensive clinical testing prior to submission of any regulatory application for commercial use. The Company's potential products are subject to the risks of failure inherent in the development of medical diagnostic products based on new technologies. These risks include the possibilities that the Company's novel approach to diagnosis will not be successful; that any or all of the Company's potential products will not be found to be safe and effective or otherwise fail to receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.



         3. Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds in order to continue the research and development programs and preclinical testing of its potential diagnostic products and to conduct clinical trials and marketing of such products that may be developed. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing license and supply relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional capital equipment. Other than the Company's laboratory revenues and nominal revenues from sales of the SPINPRO(R) product, the Company has no current source of revenues or capital other than through exercise of the Warrants. Based upon its current plans, the Company believes that its anticipated cash flows from operations, together with the proceeds from the Preferred Stock sale and remaining proceeds received from the Company's initial public offering ("IPO") completed in November 1996 and existing debt arrangements, will be sufficient to meet the Company's operating expenses and capital requirements for approximately the next nine months. The previous sentence is considered a forward-looking statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties that could cause actual results to differ materially. Such statement is based on, among other things, assumptions made by, and information currently available to management, including management's own knowledge and assessment of the Company's industry, competition and current regulatory environment. Additionally, the adequacy of the Company's available cash equivalents and revenue from operations to sustain current and anticipated levels of operations are subject to a number of variables including maintaining and increasing existing laboratory revenues and profitability, performance of products in clinical trials, the level and timing of research and development costs necessary to obtain FDA clearance of the Osteopatch(TM) and other products under development, the costs and timing associated with commercial production and marketing of such products, the execution of definitive agreements with key partners, intensified competition, third party reimbursement, technology obsolescence prior to successful commercialization, and the acceptability of terms related to anticipated sources of debt or equity capital.


         If the Company's current and projected needs change due to unanticipated events or otherwise, the Company may be required to obtain additional capital. The Company intends to seek such additional funding through public or private financings or collaborative or other arrangements with corporate partners. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs, including but not limited to the development of the Osteopatch(TM), or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish.

         4. Dependence on Collaborators. The Company's strategy for the research, development and commercialization of its potential medical diagnostic products has and will require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and may therefore be dependent upon the subsequent success of these outside parties in performing their responsibilities. There can be no assurance that the Company will be able to establish collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential products or that such collaborative arrangements or license agreements will be successful. Moreover, certain of the collaborative arrangements that the Company may enter into in the future may place responsibility for preclinical testing and human clinical trials and for preparing and submitting applications for regulatory approval for potential products on the collaborative partner. Should a collaborative partner fail to develop or commercialize successfully any potential product to which it has rights, the Company's business, financial condition and results of operations may be materially adversely affected. In addition, there can be no assurance that the collaborative partner will not be pursuing alternative competing technologies or developing competing products either on their own or in collaboration with others, including the Company's competitors, as a means for developing diagnostic processes for the diseases or disorders targeted by the Company's collaborative programs.


         5. Dependence on Licenses. The Company has licensed technologies developed by various companies and research institutes and universities with respect to the development of the Osteopatch(TM), other "patch" related products and SalivaSac(R) applications. The Company has entered into arrangements with Sudormed with respect to the Osteopatch(TM) and other patch related development projects, and ActiMed, with respect to development of SalivaSac(R) applications. The Company was required to make a minimum royalty payment in June 1996 under the SPINPRO(R) license agreement in order to maintain exclusivity of the technology on which the SPINPRO(R) product is based. The Company elected not to make such payment and believes that the loss of exclusivity, of which the Company has not yet been notified, will not have a material adverse effect on the business or prospects of the Company. Pursuant to the terms of the foregoing license agreements, the Company is obligated to exercise diligence in bringing potential products to market and to make certain royalty payments. The Company is also obligated to make royalty payments on the sales, if any, of licensed products. In addition, in some instances, the Company is responsible for making minimum royalty payments without generating sales and may incur costs of filing and prosecuting patent applications. Each license agreement is terminable by either party, upon notice, if the other party defaults in its obligations. The Company licensed the technology for development of its Osteopatch(TM) product from the owner of the patents covering such technology pursuant to arrangements requiring minimum quarterly royalty payments. The termination or cancellation of any of the Company's material licensing arrangements would have a material adverse effect on the Company's business, financial condition and results of operations.


         6. Uncertainty of Protection of Patents and Intellectual Property Rights; Risk of Patent Infringement Liability. The Company's success depends on its ability to obtain future patents, protect existing patents, licenses, intellectual property rights, trade secrets, and to operate without infringing upon the proprietary rights of others and prevent others from infringing on the intellectual property rights of the Company. In addition, the Company has exclusive licenses from third parties under various U.S. patents and pending U.S. patent applications to the technology covered in whole or in part by the claims therein. Since a patent may be invalid or circumvented by alternative technologies, there can be no assurance as to the breadth of protection that any such patents may afford the Company. In the event the Company is held liable for patent infringement, insurance may not cover any or all of the infringement damages and as such, any infringement liability would adversely affect the business, financial condition and results of operations of the Company.

         There can be no assurance that any patent applications relating to the

Company's potential products or processes will result in patents being issued, or that resulting patents, if any, or existing patents, will provide protection against competitors who successfully challenge the Company's patents, obtain patents that may have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent position. It is possible that other parties have conducted research or made discoveries of processes that preceded the Company's discoveries, which could prevent the Company from obtaining patent protection of these discoveries. A substantial number of patents have been applied for by and issued to other pharmaceutical, biotechnology and biopharmaceutical companies, and other companies may have filed applications for, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. In view of the time delay in patent approval and the secrecy afforded patent applications, the Company does not know if there are patent applications belonging to others which have priority over applications belonging to the Company. There can be no assurance that others will not independently develop products similar to or obsoleting those under development by the Company, or, notwithstanding the Company's intellectual property protections, duplicate any of the Company's products. The Company may determine there is no economic benefit in commencing or continuing a patent infringement action. Further, as stated above, there can be no assurance that the Company's current or future exclusive licenses will not be challenged or that such license arrangements will be honored by those granting such licenses or their successors in interest. In such event, the Company would be required to enforce its intellectual property rights at a time when it does not have the resources to do so, which would have a material adverse effect on the Company's business, financial condition and results of operations.


         7. No Significant Marketing, Sales, Clinical Testing or Regulatory Compliance Experience. In view of the early stage of the Company and its research and development programs, the Company has restricted hiring to research scientists and a small administrative and marketing staff. The Company has made limited investment in marketing, product sales and regulatory compliance resources. If the Company successfully develops any commercially marketable medical diagnostic product, it may seek to enter into a joint venture, sublicense or other marketing arrangement with parties that have an established marketing capability, or it may choose to pursue the commercialization of such products on its own. There can be no assurance, however, that the Company will be able to enter into such marketing arrangements on acceptable terms, if at all. Further, the Company will need to hire additional personnel skilled in the clinical testing and regulatory compliance process and in marketing or product sales if it develops products with commercial potential that it determines to commercialize itself. There can be no assurance, however, that it will be able to acquire such personnel. In addition, the Company's laboratory business is subject to federal regulation under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") and regulations promulgated thereunder and the FDA's Good Laboratory Practices for Nonclinical Laboratory Studies regulations. Failure to comply with applicable regulations could result in loss of certification under CLIA and disqualification resulting in the exclusion of studies performed in the laboratory from consideration in support of FDA submissions, as well as civil and criminal sanctions.


         8. Risk of Product Liability; Product Liability Insurance May Be Insufficient or Unavailable. Sales of the Company's products entails the risk of product liability claims. The Company faces financial exposure to product liability claims in the event that use of its products results in personal injury. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. The Company currently maintains product liability insurance with coverage limits and there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. No assurance can be given that product liability insurance can be maintained in the future at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. Any inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the continued commercialization of the Company's products. In addition, a product liability claim in excess of relevant insurance coverage limits (which are currently $1 million per occurrence) or product recall could have a material adverse effect on the Company's business, financial condition and results of operations.


         9. Government Regulation and Product Approval. The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the testing, manufacturing and marketing of therapeutic and diagnostic products, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. Satisfaction of these requirements may take several years or more and varies substantially based upon the type, complexity and novelty of the diagnostic product.


         Although the Company believes that the Osteopatch(TM) and its other products currently under development will be classified as "Class II" medical devices allowing the Company to use the more expedient 510(k) notification procedure, there can be no assurance that the FDA will not require the Company to submit the more cumbersome and lengthy pre-market approval ("PMA") application. The Company will attempt to market its products pursuant to Section 510(k) of the Food, Drug and Cosmetic Act (the "FDC Act"), which would require filing a 510(k) submission, but not a PMA application. According to the FDA's Office of Device Evaluation Annual Report, during 1995, the average 510(k) review time was approximately six months, significantly shorter than the PMA application review process, which approximated one year. There can be no assurance, however, that the 510(k) review process will not take more than six months or that the FDA will not require the Company to submit a PMA application. The 510(k) process requires that the Company show, among other things, that its product is substantially equivalent to another legally marketed product. The Company may begin marketing once the FDA issues an order allowing the product to be marketed. If a medical device does not qualify for the 510(k) notification procedure, the Company must file a PMA application, which requires more extensive clinical testing and submissions and involves a longer process of regulatory review and approval.



         The Company believes that its osteoporosis product will be classified as a "Class II" medical device, and the Company has submitted on February 9, 1998 a 510(k) notification with respect to the Osteopatch(TM). The Company is relying on (i) the fact that the FDA has already cleared the skin patch, which has been licensed to the Company by Sudormed, as a general sample collection device and as a perspiration collection device for diagnosis of five drugs of abuse (opiates, PCP, THC, cocaine and amphetamines) and thereby may be expected to clear the skin patch as a collection device for pyridinoline ("Pyd") and deoxypyridinoline ("Dpd")(9) and (ii) the fact that the FDA has cleared Metra's 510(k) submissions for its immunoassay test kits, which measure Pyd and Dpd levels in "first morning void" urine samples. If the Company is able to


----------
(9) Modified amino acids that make up the cross-links in collagen molecules, which are released into the blood stream during resorption and serve as bone markers.

demonstrate a correlation between Pyd and/or Dpd levels in perspiration and measurable physiologic changes in patients, the Company believes that its osteoporosis product can be shown to be substantially equivalent to medical devices (i.e., diagnostic kits for measurement of Pyd and/or Dpd levels in urine) which the FDA has already cleared for marketing and thus qualifying the Company's product under the 510(k) notification procedure. The FDA may respond to the Company's 510(k) notification, however, by directing the Company to file a PMA application for the osteoporosis product because, despite the Company's correlation studies and clinical tests, the FDA may consider perspiration too different from urine as a medium for Pyd and/or Dpd. If the Company is required to file a PMA application for its osteoporosis product, the Company would be required to conduct substantial additional research and clinical tests before doing so, and would be unable to file a PMA application for approximately 12 to 18 months. Even if the FDA permits the Company to proceed with a 510(k) notification, the FDA may require the Company to support its notification with additional research and clinical test data, resulting in a longer process of regulatory review than is typical for 510(k) notifications.



         The Company has relied on scientific, technical, clinical, commercial and other data supplied or disclosed by others, including its collaborators, and may rely on such data in support of applications to enter human clinical trials for its potential products. Although the Company has no reason to believe that this information contains errors or omissions of fact, there can be no assurance that there are no errors or omissions of fact that would materially change the Company's view of the likelihood of FDA approval or commercial viability of these potential products. There can be no assurance that clinical data from studies performed by others will be available to the Company or acceptable to the FDA or other regulatory agencies in support of the Company's applications for regulatory approval, and the FDA may, among other things, require the Company to collect additional data and conduct controlled clinical studies prior to acceptance of any such applications.

         The effect of government regulation may be to delay for a considerable period of time or prevent the marketing of any product that the Company may develop and/or to impose costly requests for additional animal, human or other data upon the Company, the result of which may be a delay in the marketing of its products, thus furnishing an advantage to its competitors. There can be no assurance that the FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis or at all. Any such delay in obtaining or failure to obtain such approvals would adversely affect the marketing of the Company's proposed products and the ability to earn product revenues or royalties. As with all investigational products, additional government regulations may be promulgated requiring additional research and data to be submitted that could delay marketing approval of the Company's potential products. The Company cannot predict whether any adverse government regulation might arise from future legislation or other governmental action.

         While the Company believes it is aware of all the permits it is required to obtain and all of the governmental regulations it is required to comply with, and believes that it can obtain such permits and comply with all such regulations in the future, there can be no assurance that this will be the case, that such compliance might not increase the expenses the Company will incur or that such regulations will not be modified, making it increasingly difficult for the Company to operate its business as it presently anticipates.


         10. Risks Inherent in International Transactions. The Company plans to market its products to customers both in the U.S. and abroad, however, the Company currently has only one potential foreign distribution arrangement with respect to distribution of the Osteopatch(TM) in Italy through Segix. There can be no assurance that such distribution agreement will be executed upon completion of test marketing in May 1998. Further, international sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, economic and political instability, price controls, trade restrictions, and changes in tariffs or difficulties with foreign distributors. Foreign regulatory agencies often establish product standards different from those in the U.S. and any inability to obtain or maintain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business operations. Additionally, the Company's business, financial condition and results of operations may be materially and adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining required licenses and permits. There can be no assurance that the Company will be able to successfully commercialize its products in any foreign market. In addition, the laws of some countries do not protect the Company's proprietary rights to the same extent as do the laws of the U.S.


         Distribution of the Company's products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In addition, the export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

         11. Uncertainty of Market Acceptance. The commercial success of the Company's products will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. Pyridinium crosslinks to measure bone loss, the technology used with the Company's Osteopatch(TM), is a relatively new technology. Market acceptance will depend on several factors, including the establishment of clinical utility of these biochemical markers, the receipt of regulatory clearances in the U.S. and elsewhere, the development of diagnostic tests that can be processed using commercially available automated systems, the availability of third-party reimbursement, extensive physician education and the approval and commercial acceptance of therapies for the treatment of osteoporosis. There can be no assurance that the Company's products will gain market acceptance. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

         12. Manufacturing Limitations. The Company currently does not have the capability to manufacture products under the current Good Manufacturing Practices regulations ("GMP") promulgated by the FDA. Accordingly, the Company intends to outsource its manufacturing requirements relating to the Osteopatch(TM) and the chemical reagent to be used in laboratory analysis. The Company has established or is in the process of establishing arrangements with contract manufacturers to supply sufficient quantities of such products to conduct clinical trials as well as for the manufacture, packaging, labeling and distribution of finished products if its potential products are approved for commercialization. If such arrangements are terminated and if the Company is unable to manufacture or contract for a sufficient supply of its potential products on acceptable terms, the Company's preclinical and human clinical testing schedule may be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which may have a material adverse effect on the Company's business, financial condition and results of operations. Contract manufacturers used by the Company currently adhere to GMP. The FDA may require, prior to 510(k) clearance, and would require prior to approval of a PMA application, that the manufacturing facility pass a GMP inspection. The Company may also be required to obtain a license from the state in which the products will be manufactured in order to manufacture any investigational products, which license will be issued only if the Company is in compliance with, among others, GMP regulations. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis. The Company has limited experience in the manufacture of diagnostic products or medical devices in clinical quantities and for commercial purposes. Should the Company determine to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any products successfully and in a cost-effective manner. The Company has entered into a supply agreement with Sudormed, the licensor of the technology relating to the Osteopatch(TM), for the production of the Osteopatch(TM) product. The supply agreement requires minimum annual purchases of the Osteopatch(TM) product. Failure to purchase the required annual minimum amounts would result in a default under the license agreement relating to the technology incorporated into the Osteopatch(TM). Loss of such license, loss of the supplier or failure of the supplier to comply with GMP will have a material adverse effect on the Company's business, financial conditions and results of operations. The Company has no reason to believe that it will not be able to meet the minimum purchase requirements under its existing supply arrangements.


         13. Competition and Technological Change. There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, engaged in developing medical diagnostic products for certain of the applications being pursued by the Company. Many of these companies have substantially greater capital, research and development, manufacturing, marketing and human resources and experience than the Company and represent substantial long-term competition for the Company. Such companies may develop products more quickly or products that are more effective and less costly than any that may be developed by the Company. The industry in which the Company proposes to compete is characterized by extensive research efforts and rapid technological progress. New developments are expected to continue and there can be no assurance that discoveries by others will not render the Company's products or potential products noncompetitive. Competition may increase further as a result of advances that may be made in the commercial applicability of technologies and greater availability of capital for investment in these fields.

         14. Uncertainty of Product Pricing; Healthcare Reform and Related Matters. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals and medical diagnostic processes are subject to government control. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or reforms have a material adverse effect upon the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected. In addition, in both the U.S. and elsewhere, sales of medical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. If the Company succeeds in bringing one or more products to the market, there can be no assurance that third party payors will provide sufficient reimbursement to the consumer to allow the Company to sell its products competitively.


         15. Reliance on Distributors, Suppliers and Manufacturers. The Company is, and expects that it will continue to be, highly dependent upon certain distributors, suppliers and manufacturers and the Company's ability to operate competitively will depend, at least in part, on its ability to assure continuous and reliable sources of distribution and supply. The Company is currently dependent on Sudormed for the supply and manufacture of the Company's skin patch related products, including the Osteopatch(TM). Sudormed subcontracts its supply and manufacturing obligations to Minnesota Mining and Manufacturing Company ("3M"). The Company believes its current relationships with both Sudormed and 3M are satisfactory. However, if such suppliers become unable or unwilling to continue to produce products or components for the Company according to the Company's specifications, or to meet the Company's delivery schedules, the Company's operations could be materially disrupted, especially over the short term, resulting in a material adverse effect on its results of operations or the success or timing of necessary clinical trials. There is no assurance that the Company's distributors and suppliers will remain in business or honor their arrangements with the Company.


         16. Dependence on Major Customers. Revenues received from laboratory operations are generally pursuant to short-term contracts. The Company has no long term contracts or agreements with its customers. Each contract is negotiated separately with the pharmaceutical manufacturer or research organization and is usually limited to a specific project with limited duration. The cancellation of any contracts with existing customers or the failure to replace such contracts upon expiration or termination could have a material adverse effect on the Company's laboratory operations. One customer individually accounted for approximately 35.9 percent of the Company's total sales in fiscal 1997 and another customer individually accounted for approximately 29.5 percent of the Company's total sales in fiscal 1996. Sales to the Company's five largest customers represented approximately 76.8 percent and
63.0 percent of total sales in fiscal 1997 and fiscal 1996, respectively. As the Company's laboratory operations grow, the Company expects that its dependence on any one or group of customers will diminish.

         17. Dependence on Key Personnel. The Company's success depends upon the continued contribution of Ellen Rudnick, Chairman, Paul Kanan, President, G. Russell Warnick, Chief Scientific Officer and Elizabeth Teng Leary, Vice President and Director of Laboratories, and its ability to attract and retain qualified personnel in the future. The loss of services of, or a material reduction in the amount of time devoted to the Company by, any of such persons could impair the development of the Company's programs and may have a material adverse effect on the Company's business, financial condition and results of operations. The Company entered into employment agreements with each of Ms. Rudnick, Mr. Kanan, Mr. Warnick and Ms. Leary. The Company does not maintain key person life insurance on any of its key employees.

         18. Effective Control by Principal Stockholders. The officers and directors of the Company currently beneficially own approximately 39.0 percent of the Common Stock (including options and warrants held by such persons) of the Company and will have the ability to significantly influence the election of all of the directors of the Company and otherwise significantly influence the affairs of the Company.

         19. Arbitrary Determination of Exercise Price. The exercise price of the Warrants was arbitrarily determined by the Company and the underwriter of the Company's IPO and bears no relationship to the Company's assets, book value, results of operations or other established criteria of value. The factors considered in determining the exercise price, in addition to prevailing estimates of the business potential and earning prospects of the Company, the present state of the Company's development and an assessment of the Company's management, as well as the consideration of the foregoing factors in relation to market valuations of comparable companies, do not necessarily bear any relationship to the Company's assets, accounting results or the book value of the Company or other generally accepted criteria of value.


         20. Absence of Dividends. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company will be required to pay dividends on its Preferred Stock. The Company will be required to pay dividends on its Preferred Stock.




         21. Certain Anti-Takeover Measures. The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders. The Company recently issued 925,000 shares of Preferred Stock and granted an option to purchase an additional 625,000 shares of Preferred Stock. The issuance of additional preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or otherwise adversely affecting the rights of the holders of Common Stock. The issuance of preferred stock, however, could be used, under certain circumstance, as a method of preventing a takeover of the Company. The Board of Directors, without any action of the holders of the Common Stock, could issue shares of preferred stock which could have detrimental effect on the rights of holders of the Common Stock, including loss of voting control. Anti-takeover provisions that could be included in the preferred stock when issued may have a depressive effect on the market price of the Company's securities and may limit a stockholder's ability to receive a premium on their shares of Common Stock by discouraging takeover and tender offer bids. Additionally, the Company is subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover statute enacted in 1988, which may make it more difficult for the Company to engage in a business combination with an "interested stockholder" as defined in the statute. See "Description of Securities."


         22. Substantial Dilution of Book Value. The officers, directors and present stockholders of the Company have acquired their interest in the Company at a cost substantially less than that which investors will pay for the Common Stock upon exercise of the Warrants. An investment in such securities will result in substantial dilution to such investors and an increase in the book value of the securities held by the present stockholders, including management. Future issuances of securities by the Company will further dilute the ownership of investors purchasing securities in this Offering.

         23. Underwriter's Purchase Warrant. The Company has granted the underwriter of the Company's IPO a warrant (the "Underwriter's Purchase Warrant") to purchase 170,000 shares of Common Stock at an exercise price of $5.70 per share. During the four-year term (commencing from October 29, 1997) that the Underwriter's Purchase Warrant is exercisable, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The holders of the Underwriter's Purchase Warrant would be most likely to exercise the option at a time when the Company could obtain capital by a new offering of securities, on terms more favorable than those provided by the Underwriter's Purchase Warrant. Consequently, the terms on which the Company could obtain additional capital during such period may be adversely affected. Furthermore, if any or all of the Underwriter's Purchase Warrant is exercised, the percentage of the Company's Common Stock held by investors exercising Warrants will be reduced.


         24. Volatility of Trading Market. The market price for the Company's securities has been and may continue to be highly volatile. Factors such as the Company's financial results, introduction of new products in the marketplace, and various factors affecting the healthcare industry generally may have a significant impact on the market price of the Company's securities, as well as price and volume volatility affecting small and emerging growth companies, in general, and not necessarily related to the operating performance of such companies.

         25. Future Sales of Common Stock Under Rule 144 or Otherwise. All of the Company's issued and outstanding shares of Common Stock as of the date of this Prospectus, are eligible for sale under rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell "restricted securities" within any three-month period limited to a number of shares which does not exceed the greater of one percent of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale (without any quantity limitation) of "restricted securities" by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period. Accordingly, the 1,700,359 shares beneficially held by management will be subject to the volume limitations described above so long as such persons are deemed affiliates of the Company.


         26. Current Prospectus and State Registration Required to Exercise Warrants. Purchasers of the Warrants will be able to exercise the Warrants only if a current prospectus relating to the securities underlying the Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Common Stock to those persons desiring to exercise their Warrants if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified nor exempt from qualification in the states in which the holders of the Warrants reside.
See "Description of Securities--Warrants."



          27. Possible Delisting of Securities from Nasdaq Small Cap Market; Disclosure Relating to Low-Priced Stocks. On August 22, 1997, the Commission approved new listing maintenance requirements applicable to the Nasdaq Small Cap Market. These changes went into effect on February 23, 1998 and materially enhance the threshold criteria necessary to maintain listing on the Nasdaq Small Cap Market. The Company's failure to meet such new listing maintenance criteria in the future for any reason may result in the discontinuance of the inclusion of the Company's securities on the Nasdaq Small Cap Market. To qualify for continued inclusion in the Nasdaq Small Cap Market under the new rules, a company will have to maintain (a) either $2,000,000 in net tangible assets (total assets minus total liabilities and goodwill); market capitalization of $35,000,000; or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years; and (b) a market value of the public float of $1,000,000. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00. In the event of Nasdaq Small Cap Market delisting, trading, if any, in the Company's securities may then continue to be conducted on the OTC Electronic Bulletin Board or in the non-Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. In addition, the Company would be subject to Rule l5g-9 (the "Rule") promulgated under the Exchange Act, which imposes various sales practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers of the Company's securities to sell the Company's securities in the secondary market and otherwise affect the trading market in the Company's securities.

         The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in the Company's securities may find it more difficult to sell their securities. The Company's securities are currently outside the definitional scope of a penny stock under the rules.

                                 USE OF PROCEEDS


         The proceeds to the Company from the exercise of the Warrants offered hereby are estimated to be up to $20,400,000, not including expenses hereof of approximately $45,000. The Company anticipates that the proceeds received upon exercise of the Warrants, if any, will be applied substantially to working capital for general corporate purposes and further implementation of the Company's business plan, but has not allocated any such proceeds for a specific purpose and will make such determination when and if any proceeds are received upon exercise of the Warrants.

                                    DILUTION

         Substantial Dilution of Book Value. The officers, directors and present stockholders of the Company have acquired their interest in the Company at a cost substantially less than that which investors will pay for the Common Stock upon exercise of the Warrants. An investment in such securities will result in substantial dilution to such investors and an increase in the book value of the securities held by the present stockholders, including management. Future issuances of securities by the Company will further dilute the ownership of investors purchasing securities in this Offering.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends with respect to its Common Stock in the foreseeable future.


                            DESCRIPTION OF SECURITIES

General


         The authorized capital stock of the Company consists of an aggregate of

35,000,000 shares, of which 30,000,000 shares are of Common Stock, par value $.01 per share and 5,000,000 shares are preferred stock, par value $.01 per share.


Common Stock

         The Company is authorized to issue 30,000,000 shares of Common Stock, $.01 par value per share, of which 3,709,671 shares are currently outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation. The holders of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly, the holders of more than 50 percent of all the Common Stock outstanding are able to elect all directors. The officers and directors continue to control a significant portion of the votes and, accordingly, they are able to significantly influence the election of all of the Company's directors. All of the outstanding shares of Common Stock are, and the Common Stock issuable upon exercise of the Warrants, upon issuance and when paid for, will be duly authorized, validly issued, fully paid and non-assessable.

Warrants

         The Company has authorized the issuance of up to 1,700,000 Warrants and has reserved an equivalent number of shares of Common Stock at a price of $12.00 per share. The Warrants are exercisable at any time after the original date of their issuance through January 31, 1998, which Exercise Date has been extended to June 30, 1998 unless earlier redeemed. The Warrants are redeemable by the Company at $.10 per Warrant, upon thirty days' notice, at any time, if the closing average bid price per share of the Common Stock for twenty consecutive trading days prior to the date notice of redemption is given equals or exceeds $16.80 per share. In the event the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant within thirty days after the date of notice or accept the redemption price.

         The exercise price of the Warrants may be reduced at any time from time to time in the discretion of the board of directors when it appears to be in the best interests of the Company to do so. Any such reduction would benefit the holders who do not exercise their Warrants prior to the effective date of the reduction.

         The Warrants are issued in registered form under a Warrant Agreement between the Company and American Securities Transfer & Trust, Inc. (the "Warrant Agent"). The shares of Common Stock underlying the Warrants, when issued and paid for upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.


         The Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalization, mergers or consolidations and certain issuances below the fair market value of the Common Stock. The Company is not required to issue fractional shares upon the exercise of a Warrant. The holder of a Warrant will not possess any rights as a stockholder of the Company until such holder exercises the Warrant.

         The foregoing discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         For the Company to redeem or a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the shares or other securities underlying the Warrants. The Company has agreed to use all reasonable efforts to cause a registration statement or a post-effective amendment to this registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective during the term of the Warrants and to take such other actions under the laws of various states as may be required to cause the redemption of the Warrants or the sale of Common Stock upon exercise of Warrants to be lawful. The Company will not call for redemption or not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors upon advice of counsel, such would be unlawful. See "Risk Factors--Current Prospectus and State Registration Required to Exercise Warrants."

Bridge Warrants

         In connection with the financings completed in June 1996 and August 1996, respectively, the Company issued an aggregate of 300,000 warrants (the "Bridge Warrants") to purchase 300,000 shares of Common Stock at an exercise price equal to $5.70. The Bridge Warrants are exercisable until April 30, 1998. The Company granted demand and piggy back registration rights with respect to the Bridge Warrants and the Common Stock issuable upon exercise thereof.

Preferred Stock


         Preferred stock may be issued from time to time in one or more series. The Board of Directors are authorized to determine the rights, preference, privileges and restrictions granted to, and imposed upon any such series. The issuance of preferred stock could be used, under certain circumstance, as a method of preventing a takeover of the Company and could permit the board of directors, without any action of the holders of the Common Stock to issue preferred stock that could have a detrimental effect on the rights of holders of the Common Stock, including loss of voting control. Anti-takeover provisions that could be included in the preferred stock when issued may have a depressive effect on the market price of the Company's securities and may limit a stockholder's ability to receive a premium on their shares of Common Stock by discouraging takeover and tender offer bids. The Company recently issued 925,000 shares of Preferred Stock and granted an option to purchase an additional 625,000 shares of Preferred Stock. See "The Company--Recent Developments."


Underwriter's Purchase Warrant

         The Company sold to the underwriter warrants to purchase from the Company an aggregate of up to 170,000 shares of Common Stock exercisable at $5.70 per share. The Underwriter's Purchase Warrant and the shares underlying such warrant are subject to demand registration on one occasion at the request of such underwriter (of which the Company shall bear all expenses) and "piggyback" registration rights in the event the Company registers any class of equity securities (other than securities registered on Form S-8, Form S-4 or other similar registration form) for a period of five years from November 1996.

Transfer Agent and Warrant Agent

         American Securities Transfer & Trust, Inc. is the transfer agent for the Common Stock and Warrant Agent with respect to the Warrants.

Anti-Takeover Protections

         The Company is a Delaware corporation, and the Delaware General Corporation Law contains certain provisions applicable to the Company that may have the effect of preventing a non-negotiated change of control of the Company. These provisions, among other things, prevent anyone who owns 15 percent or more of the outstanding voting stock of the Company or who is an affiliate or associate of the Company and owned 15 percent or more of the out-standing shares of stock of the Company at any time within the prior three years (in either case, an "interested stockholder") from engaging in any business combination with the Company for a period of three years after becoming an interested stockholder, unless (i) prior to the date the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder, while acquiring his or her 15 percent, acquires at least 85 percent of the outstanding shares, excluding shares held by directors who are also officers and certain shares held under employee stock option plans; or (iii) on or subsequent to such date, the business combination is approved by the Company's Board of Directors and by the affirmative vote of two-thirds of the shares voting at a stockholders' meeting, excluding shares held by the interested stockholder.

                     COMMISSION POSITION ON INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities

Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              PLAN OF DISTRIBUTION

         The Company has agreed to indemnify the underwriter of the Company's IPO against certain liabilities, including liabilities under the Securities Act. The Company has sold to the underwriter of the Company's IPO, for nominal consideration, a warrant to purchase up to 170,000 shares of Common Stock. The warrant has an exercise price per share of $5.70, is exercisable beginning on October 29, 1997 for a period of four years, and contain certain anti-dilution, registration rights, net issuance and exercise provisions. During the terms of such warrant, the holders thereof will have the opportunity to profit from an increase in the market price of the Company's Common Stock. The existence of such warrant may adversely affect the terms on which the Company can obtain additional financing, and the holders of such warrant can be expected to exercise such warrant at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such warrant.

         The exercise price of the Warrants has been determined through negotiations between the Company and the underwriter. Among the factors in such negotiations were prevailing market conditions, certain financial information concerning the Company, market valuations of publicly traded companies that the Company and such underwriter believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and the markets for its products and services, an assessment of the Company's management, the economics of the industry in which the Company operates, and the economy as a whole.

         Unless granted an exemption by the Commission from certain provisions of Regulation M of the Securities Exchange Act of 1934 (the "Exchange Act"), in the event that the Company engages the underwriter of the Company's IPO to assist in soliciting exercise of the Warrants, such underwriter will be prohibited from engaging in any market making activities with regard to the

Company's securities for the period from either one or five business days (or such other applicable period as Regulation M may provide) prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that such underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the underwriter of the Company's IPO may be unable to continue to make a market in the Company's securities during certain periods while the Warrants are exercisable.

                                  LEGAL MATTERS

         The legality of the issue of the securities underlying the Warrants has been previously passed upon for the Company by Proskauer Rose LLP, 1585 Broadway, New York, New York.

                                     EXPERTS

         The consolidated balance sheet as of June 30, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 1997 and 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants given upon the authority of the firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the Warrants covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected at the Public Reference Section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Northeast Regional Office, Room 1028, 7 World Trade Center, New York, New York 10048 and the Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies may be obtained from the Commission's principle office upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains the Company's Registration Statement and other information filed electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. Although the Company believes that this Prospectus describes all material terms of those contracts or documents referenced herein, statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:


         (a) Current Report on Form 8-K filed with the Commission on March 27, 1998 (File No. 0-21537);


         (b) Current Report on Form 8-K filed with the Commission on February 27, 1998 (File No. 0-21537);


         (c) Quarterly Report on Form 10-QSB for the second fiscal quarter ended December 31, 1997 filed with the Commission on February 17, 1998 (File No. 0-21537);


         (d) Quarterly Report on Form 10-QSB for the first fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997 (File No. 0-21537);


         (e) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, filed on September 29, 1997 (File No. 0-21537);


         (f) Proxy Statement of the Company dated October 13, 1997 filed with the Commission on October 13, 1997 (File No. 0-21537); and

         (g) The information in respect of the Company's Common Stock and Warrants under the caption "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A, filed on October 12, 1996 (File No. 0-21537).


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment hereto indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the respective dates of filings of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the Chief Financial Officer of the Company at 1370 Reynolds Avenue, Suite 119, Irvine, California 92614. Telephone requests for such copies should be directed to the Chief Financial Officer at (714) 263-9933.

                               ----------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.


                               List of Trademarks

         SalivaSac(R), SPINPRO(R), and Osteopatch(TM) are trademarks of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The expenses payable by the Registrant in connection with the registration of the issuance and distribution of the Company's Common Stock upon exercise of the Warrants are estimated as follows:


Printing and Engraving Expenses..................        $   7,500
Legal Fees and Expenses..........................        $  20,000
State Securities Qualification Fees..............        $   7,000
Accounting Fees and Expenses.....................        $  10,000
Miscellaneous....................................        $     500
                                                         ---------
    Total........................................        $  45,000  (1)
                                                         =========

------------

(1) Does not include director and officer liability insurance premiums of $165,000 previously paid in connection with the Company's IPO.


Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law permits a corporation, within certain limitations, to indemnify any person by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Article EIGHTH of the Registrant's Certificate of Incorporation, as amended, provides that:

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         In addition, the Registrant's Amended and Restated By-laws provides that the Registrant shall indemnify all persons to the full extent permitted, and in the manner provided, by the Delaware General Corporation Law.

         The Registrant intends to maintain director and officer liability insurance which would provide coverage against certain securities law liabilities.


Item 16.  Exhibits

1.1     --    Revised Form of Underwriting Agreement.*

4.1     --    Specimen Stock Certificate.*

4.2     --    Specimen Warrant Certificate.*

4.3     --    Form of Warrant Agreement.*

4.4     --    Revised Form of Underwriter's Purchase Warrant.*

5.1     --    Securities Opinion of Proskauer Rose LLP*

23.1    --    Consent of Proskauer Rose LLP (included in Exhibit 5.1 of this
              Registration Statement.)

23.2    --    Consent of Coopers & Lybrand L.L.P., independent accountants.

25.1    --    Powers of Attorney appear on the signature page in Part II of the Registration Statement filed on September 6, 1996.*

--------------
         * Previously filed.

Item 17.  Undertakings

           The Registrant hereby undertakes:

           (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

           (2) That, for determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

           (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424 (b) (1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

           (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of these securities.

                                   SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on the 16th day of April, 1998.


                            PACIFIC BIOMETRICS, INC.


                                              By:  s/Paul G. Kanan
                                                   ---------------------------
                                                   Paul G. Kanan, President


         In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates stated:



s/Paul G. Kanan                                President, Chief Executive            April 16, 1998
----------------------------------------       Officer and Director
Paul G. Kanan

* s/Ellen A. Rudnick                           Chairman of the Board of              April 16, 1998
----------------------------------------       Directors
Ellen A. Rudnick

s/Peter Ludlum                                 Vice President Finance,               April 16, 1998
-------------------------------------------    Chief Financial Officer
Peter Ludlum                                   (principal accounting officer)
                                               and Secretary

*  s/Mary L. Campbell                          Treasurer and Director                April 16, 1998
--------------------------------------
Mary L. Campbell

*  s/Douglas S. Harrington                     Director                              April 16, 1998
--------------------------------------
Douglas S. Harrington, M.D.

*  s/Craig M. Goldstone                        Director                              April 16, 1998
--------------------------------------
Craig M. Goldstone


*  s/Terry Giles                               Director                              April 16, 1998
--------------------------------------
Terry Giles

----------
*Executed by Paul G. Kanan pursuant to a Power of Attorney contained in the Signature Page in connection with the Registration Statement filed on September 6, 1996.

                                  EXHIBIT INDEX


Exhibit Number



1.1     --    Revised Form of Underwriting Agreement.*

4.1     --    Specimen Stock Certificate.*

4.2     --    Specimen Warrant Certificate.*

4.3     --    Form of Warrant Agreement.*

4.4     --    Revised Form of Underwriter's Purchase Warrant.*

5.1     --    Securities Opinion of Proskauer Rose LLP*

23.1    --    Consent of Proskauer Rose LLP (included in Exhibit 5.1 of
              this Registration Statement.)

23.2    --    Consent of Coopers & Lybrand L.L.P., independent accountants.

25.1    --    Powers of Attorney appear on the signature page in Part II of the Registration Statement filed on September 6, 1996.*

--------------
   * Previously filed.